Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	April 29, 2019
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS
SECOND QUARTER EARNINGS

ROANOKE, Va. (April 29, 2019)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $4,670,090 or $0.58 per share for the quarter ended March 31, 2019. This compares to consolidated earnings of $3,465,929 or $0.47 per share for the quarter ended March 31, 2018. CEO John D'Orazio stated, "We experienced significant earnings growth from improved utility margins associated with the Company's infrastructure replacement programs, customer growth and implementation of the new non-gas rates, as well as the investment in the Mountain Valley Pipeline."

Earnings for the twelve months ending March 31, 2019 were $8,876,066 or $1.11 per basic share compared to $6,300,839 or $0.87 per share for the twelve months ended March 31, 2018. CEO John D’Orazio attributed the increase to improved utility margins associated with infrastructure replacement programs, increased gas volumes attributed to customer growth, implementation of the new non-gas rates and the investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended March 31, 2019 is not indicative of the results to be expected for the fiscal year ending September 30, 2019 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018
Revenues	$25,274,959	$24,917,973	$68,352,418	$65,282,296
Operating expenses	19,071,476	19,641,888	56,334,782	54,003,680
Operating income	6,203,483	5,276,085	12,017,636	11,278,616
Equity in earnings of MVP	698,175	191,513	1,859,431	583,805
Other income (expense), net	121,709	41,948	436,014	(324,928)
Interest expense	892,649	633,186	2,925,165	2,235,084
Income before income taxes	6,130,718	4,876,360	11,387,916	9,302,409
Income tax expense	1,460,628	1,410,431	2,511,850	3,001,570
Net income	$4,670,090	$3,465,929	$8,876,066	$6,300,839
Net earnings per share of common stock:
Basic	$0.58	$0.47	$1.11	$0.87
Diluted	$0.58	$0.47	$1.10	$0.86
Cash dividends per common share	$0.1650	$0.1550	$0.6400	$0.6000
Weighted average number of common shares outstanding:
Basic	8,032,218	7,371,694	8,002,357	7,270,727
Diluted	8,073,149	7,413,351	8,048,787	7,317,112

Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,
Assets	2019	2018
Current assets	$18,423,004	$18,532,600
Total property, plant and equipment, net	173,936,238	155,594,897
Other assets	45,648,765	24,401,409
Total Assets	$238,008,007	$198,528,906
Liabilities and Stockholders’ Equity
Current liabilities	$21,382,448	$16,089,641
Long-term debt, net	86,904,965	55,490,316
Deferred credits and other liabilities	44,746,077	47,649,723
Total Liabilities	153,033,490	119,229,680
Stockholders’ Equity	84,974,517	79,299,226
Total Liabilities and Stockholders’ Equity	$238,008,007	$198,528,906